Filed Pursuant to Rule 433
Registration Statement No. 333-190926

NAVIENT FUNDING, LLC HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND THE OTHER DOCUMENTS NAVIENT FUNDING, LLC HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT NAVIENT FUNDING, LLC AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEBSITE AT WWW.SEC.GOV. ALTERNATIVELY, NAVIENT FUNDING, LLC, ANY UNDERWRITER OR DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING 1-800-321-7179.

Free-Writing Prospectus
$747,000,000
Navient Student Loan Trust 2014-1
Issuing Entity
Navient Funding, LLC
Depositor
Navient Solutions, Inc.
Sponsor, Servicer and Administrator
Student Loan-Backed Notes

On or about May 29, 2014, the trust will issue:

Class	Principal	Interest Rate	Maturity
Floating Rate Class A-1 Notes	$ 216,000,000	1-month LIBOR plus 0.25%	March 25, 2021
Floating Rate Class A-2 Notes	$ 101,000,000	1-month LIBOR plus 0.31%	March 27, 2023
Floating Rate Class A-3 Notes	$ 350,000,000	1-month LIBOR plus 0.51%	June 25, 2031
Floating Rate Class A-4 Notes	$ 60,000,000	1-month LIBOR plus 0.75%	February 25, 2039
Floating Rate Class B Notes	$ 20,000,000	1-month LIBOR plus 1.50%	June 25, 2048

The trust will make payments primarily from collections on a pool of FFELP student loans, including consolidation FFELP student loans.  Interest and principal on the notes will be payable monthly on the 25th day (or if such day is not a business day, the next business day) of each calendar month, beginning in July 2014.  In general, the trust will pay principal, sequentially, to the class A-1 notes, the class A-2 notes, the class A-3 notes and the class A-4 notes, in that order, until each such class of notes is paid in full, and then to the class B notes until paid in full.  Interest on the class B notes will be subordinate to interest on the class A notes and principal on the class B notes will be subordinate to both principal and interest on the class A notes.  Credit enhancement for the notes consists of excess interest on the trust student loans, subordination of the class B notes to the class A notes, overcollateralization and the reserve account.  The interest rates on the notes will be determined by reference to LIBOR.  A description of how LIBOR is determined appears under “Additional Information Regarding the Notes—Determination of Indices—LIBOR” in the base prospectus.

We are offering the notes through the underwriters at the prices shown on the cover page of the related prospectus supplement when and if issued.

We are not offering the notes in any state or other jurisdiction where the offer is prohibited.

This document constitutes a “free-writing prospectus” within the meaning of Rule 405 under the Securities Act of 1933, as amended.

The notes are asset-backed securities issued by and are obligations of the issuing entity, which is a trust.  They are not obligations of or interests in Navient Corporation, the sponsor, administrator, servicer, depositor, any seller, any underwriter or any of their affiliates.

The notes are not guaranteed or insured by the United States or any governmental agency.

______________ Lead Managers
BofA Merrill Lynch	RBC Capital Markets
Co-Managers
Deutsche Bank Securities	RBS
______________ May 20, 2014

The Information in this Free-Writing Prospectus

The information contained herein refers to and supplements certain of the information contained in the Prospectus Supplement, dated May 20, 2014 (the “prospectus supplement”).  Capitalized terms not defined herein shall have the meanings ascribed to such terms in the prospectus supplement.

Ratings of the Notes

The depositor expects that the notes issued by the trust will receive the indicated ratings from DBRS, Inc. (“DBRS”), Fitch, Inc. (“Fitch”) and Moody’s Investors Service, Inc. (“Moody’s” and together with DBRS and Fitch, the “rating agencies”) listed below.

	DBRS	Fitch	Moody’s
Class A-1 Notes	AAA (sf)	AAAsf	Aaa (sf)
Class A-2 Notes	AAA (sf)	AAAsf	Aaa (sf)
Class A-3 Notes	AAA (sf)	AAAsf	Aaa (sf)
Class A-4 Notes	AAA (sf)	AAAsf	Aaa (sf)
Class B Notes	AA (sf)	A+sf	Aa1 (sf)

It is a condition to the issuance of the notes that each of the notes receives the ratings listed above.

The ratings of the notes address the likelihood of the payment of principal and interest on the notes according to their terms.  Each rating agency rating the notes will monitor the ratings using its normal surveillance procedures.  Any rating agency may change or withdraw an assigned rating at any time.  Any rating action taken by one rating agency may not necessarily be taken by the other rating agency.

None of the sponsor, depositor, servicer, administrator, indenture trustee, eligible lender trustee or any of their affiliates will be required to monitor any changes to the ratings on the notes.

A security rating is not a recommendation to buy, sell or hold notes.  The ratings of the notes address the likelihood of the payment of principal and interest on the notes in accordance with their terms.  A rating agency may subsequently lower or withdraw its rating of any class of the notes.  If this happens, no person or entity will be obligated to provide any additional credit enhancement for the notes.

Navient Student Loan Trust 2014-1
Issuing Entity

$ 216,000,000 Floating Rate Class A-1 Student Loan-Backed Notes
$ 101,000,000 Floating Rate Class A-2 Student Loan-Backed Notes
$ 350,000,000 Floating Rate Class A-3 Student Loan-Backed Notes
$   60,000,000 Floating Rate Class A-4 Student Loan-Backed Notes
$   20,000,000 Floating Rate Class B Student Loan-Backed Notes

Navient Funding, LLC
Depositor

Navient Solutions, Inc.
Sponsor, Servicer and Administrator
_____________

Lead Managers

BofA Merrill Lynch
RBC Capital Markets

Co-Managers

Deutsche Bank Securities
RBS
_____________

May 20, 2014